News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 RESULTS
AND PROVIDES 2012 OUTLOOK

WESTPORT, CT, February 15, 2012 -- Terex Corporation (NYSE: TEX) today announced income from continuing operations of $38.8 million, or $0.35 per share, on net sales of $6,504.6 million for the full year 2011, as compared to a net loss from continuing operations of $215.5 million, or $1.98 per share, on net sales of $4,418.2 million for the full year 2010. Excluding the impact of certain items in the full year 2011, income from continuing operations as adjusted would have been approximately $51 million, or $0.46 per share. Excluding the impact of certain items in the full year 2010, loss from continuing operations as adjusted would have been approximately $140 million, or $1.29 per share. The Glossary at the end of this press release contains further details regarding these items.

For the fourth quarter of 2011 loss from continuing operations was $4.0 million, or $0.03 per share, compared to a loss from continuing operations of $32.5 million, or $0.30 per share for the fourth quarter of 2010. Excluding the impact of certain items in the fourth quarter of 2011, income from continuing operations as adjusted would have been approximately $28 million, or $0.26 per share. Excluding the impact of certain items in the fourth quarter of 2010, loss from continuing operations as adjusted would have been approximately $22 million, or $0.20 per share. The Glossary at the end of this press release contains further details regarding these items.

Net sales were $1,956.6 million in the fourth quarter of 2011, an increase of 47.5% from $1,326.6 million in the fourth quarter of 2010. Excluding the impact of the acquisition of Demag Cranes AG, net sales increased approximately 20% from the comparable prior year period. Income from operations was $32.0 million in the fourth quarter of 2011, an improvement of $32.5 million as compared with a loss from operations of $0.5 million in the fourth quarter of 2010. Excluding the impact of certain items in the fourth quarter of 2011, income from operations as adjusted would have been approximately $75 million. Excluding the impact of certain items in the fourth quarter of 2010, income from operations as adjusted would have been approximately $7 million. The Glossary at the end of this press release contains further details regarding these items.

All results are for continuing operations, unless stated otherwise. Discontinued operations include the Mining, Atlas and Powertrain businesses. Results for Demag Cranes AG are reported as the Material Handling & Port Solutions (MHPS) segment. Income (loss) from continuing operations reflects amounts attributable to Terex Corporation common stockholders. Although the Company has completed substantially all of its work on its tax provision, certain review procedures are still to be completed prior to the filing of its Annual Report on Form 10-K. As a result, while the Company believes the results contained in this release are materially correct, certain amounts could be revised when the Company files its Annual Report on Form 10-K. All per share amounts are on a fully diluted basis.

“During 2011, we made significant investments and improvements and implemented actions to set us on a course toward improved profitability in 2012 and beyond,” said Ron DeFeo, Terex Chairman and Chief Executive Officer. “We have seen further recovery in many of our end markets as utilization rates improve and existing fleets age. This is consistent with an overall improving construction and economic environment. Emerging economies continue to grow most rapidly, along with solid performance in North America. This has helped offset some of the continuing weakness in several European markets.”

Mr. DeFeo continued, “The cost reduction initiatives during 2010 and 2011 have resulted in an improved cost structure as we begin 2012. During this past year we fought to maintain and in many cases grew our market shares resulting in increased production rates at many of our facilities. Given the severity of the economic crisis in 2009 and 2010 in our product categories, re-establishing base production levels and facility utilization rates were required to improve profitability. Our ongoing goal is to establish a leaner, more customer responsive organization. These efforts have allowed us to improve output with a reduced manufacturing space of approximately 7%.

From a segment perspective, we continue to see recovery in most of our end markets. In our Aerial Work Platforms (AWP) business, we see strong demand and a growing backlog from a more diverse mix of customers. More than half of our North American net sales for aerials came from smaller independent rental customers in the fourth quarter of 2011. We also expect margins to be meaningfully improved in 2012 as 2011 pricing actions take hold.

Earlier in the year, our Cranes segment returned to profitability led by a new management team and a leaner organization. Our port equipment business began 2011 with significant losses but ended the year with a modest fourth quarter profit and a strong backlog for 2012.

In our Materials Processing (MP) segment, we continue to see a transition from static to mobile equipment with increasing demand from small mines. While aggregate demand has weakened a bit, construction, recycling and especially mining have sustained MP's sales levels.

The MHPS business performed as expected since our acquisition on August 16, 2011.

The Construction segment continues to be our most challenging operation. During the year, real progress was made but this business went through a substantial transition with tier IV engine implementations, which required substantial changes or updates depending on the individual product and market. Our roadbuilding business continues to suffer from weak end user demand and U.S. housing related products such as concrete mixer trucks, while improving, remains significantly below expectations. We believe we have now positioned the segment for profitability in 2012 and will be focusing on geographies and products where we have the greatest profitability.”

Outlook

Mr. DeFeo added, “Turning now to our 2012 expectations, we see continued demand for new equipment, and estimate that we are in the second year of a multiple year recovery. Overall, our focus for 2012 will be on profit improvement and cash generation as opposed to net sales growth. During 2011, net sales growth was important, as it provided us more consistent run rates and we were able to solidify, if not improve our market shares. In general, however, we were unable to offset increases from our suppliers through pricing actions, which is common during the first year of a recovery. We expect this will be different in 2012.

The following provides some insight into the drivers and expectations of our 2012 performance by segment:

•
AWP - Our outlook is positive, with the North American rental channel in a full replacement cycle and in need of new equipment. Operating margin is expected to be in the 10% - 11% range for 2012, driven by price realization and productivity enhancements.

•
Cranes - The outlook reflects the slightly weakened demand environment for cranes in Europe, offset by anticipated continued growth in markets that are experiencing recovery, such as North America and Australia. Additionally, we expect that increasing demand from developing markets, such as Latin America and the Middle East, will continue. The combination of price increases implemented for 2012 and restructuring activities enacted in 2011 are anticipated to enhance overall profitability. We expect operating margins to be in the 5% - 6% range on steady sales.

•	MP - We anticipate continued strong sales performance in Australia and South Africa, combined with improved pricing overall. We expect operating margins of 10% - 11% on slightly higher sales.

•
MHPS - We expect improving sales trends, led by the services and the port solutions businesses, specifically in North America, India and the Middle East. With the Domination and Profit and Loss Transfer Agreement yet to be effected, no integration benefits are included in the outlook. We anticipate that operating margins will be in the 4.5% - 5.5% range, including the impact of purchase accounting and corporate allocation adjustments which are expected to comprise approximately $60 million of expense during 2012.

•
Construction - Our focus will be on profitable products and markets. We expect roadbuilding operations to continue to face challenges in 2012. Overall segment operating margin is expected to be in the range of 2% - 3%.”

Mr. DeFeo concluded, “Overall, our current outlook for net sales in 2012 is $7.5 to $8.0 billion, an increase of 15 - 20% from 2011, and approximately 5% excluding the impact of 2011 acquisitions. We expect income from operations to be $475 to $525 million. As a result, we would expect earnings per share (EPS) for 2012 to be approximately $1.65 to $1.85 per share for the year based on an average share count of approximately 116 million shares, excluding the impact of restructuring and unusual items. The estimated average share count includes shares that may be contingently issuable upon conversion of our outstanding convertible notes. Our forecast assumes there is not a material worsening of the European debt crisis. We also anticipate an effective tax rate of approximately 38%. Interest expense for the year is forecast to be approximately $145 million based on increased expense associated with the term loans issued to partially fund the acquisition of Demag Cranes AG. Other expense including amortization of debt issuance cost and non-controlling interest is expected to be $20 - $25 million. Capital expenditures for 2012 are expected to be approximately $140 million. We expect the ratio of our working capital to trailing three months annualized sales to be approximately 25% at the end of 2012.”

Fourth Quarter Performance Review

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Aerial Work Platforms: Net sales for the AWP segment for the fourth quarter of 2011 increased $94.6 million, or 27.6%, to $437.4 million versus the fourth quarter of 2010. Rental utilization rates and rental rates achieved by our customers continue to increase in most regions and have been particularly strong in North America. In addition, the Company has seen increased volume from independent rental firms during the fourth quarter of 2011 and into 2012. Increases in fleet age have also led many rental companies to replace equipment in their fleets. The Company also saw strong growth in Europe as rental companies continued to replace machinery when needed as their utilization has been good, and their rental rates have been increasing but at a slower rate than in North America.

Income from operations in the fourth quarter of 2011 was $26.2 million, or 6.0% of net sales, as compared to income from operations of $11.0 million, or 3.2% of net sales, during the fourth quarter of 2010. Operating profit benefited from increased volumes and pricing, which were partially offset by unfavorable product mix, increased component and material costs, and a supplier quality campaign of approximately $2.5 million.

Construction: Net sales for the Construction segment for the fourth quarter of 2011 increased $92.8 million, or 29.3%, to $409.0 million versus the fourth quarter of 2010. The increased sales were driven by continued demand in the developed markets of North America and Europe, particularly for compact equipment and material handlers in Germany. Sales growth in developing markets during the quarter was most evident in Russia, Indonesia and South Africa, largely for trucks and material handlers.

Loss from operations in the fourth quarter of 2011 was $2.8 million, or 0.7% of net sales, as compared to a loss from operations of $4.3 million, or 1.4% of net sales, during the fourth quarter of 2010. Operating results were negatively impacted by continued soft demand for roadbuilding equipment and the Company incurred charges to reduce staffing to better align production with lower demand. Higher material and component costs from various suppliers also negatively impacted profitability.

Cranes: Net sales for the Cranes segment for the fourth quarter of 2011 increased $44.6 million, or 8.1%, to $593.7 million versus the fourth quarter of 2010. Strong demand for rough terrain cranes in North America continued and our port equipment businesses net sales grew more than 50% from the prior year period. Additionally, the Company experienced strong demand for its pick and carry crane product in Australia. Conversely, the Company has seen reduced demand for crawler and all-terrain cranes in Europe.

Income from operations in the fourth quarter of 2011 was $10.8 million, or 1.8% of net sales, as compared with income from operations of $15.7 million, or 2.9% of net sales, during the fourth quarter of 2010. Operating results benefited from increased volumes and improved product mix, as well as the restructuring activities that were taken earlier in 2011. Negatively impacting profitability in the fourth quarter of 2011 were expenses of $6.0 million for workforce reductions in Europe, a charge of $7.7 million related to facility closures primarily in our Port Equipment business and a charge for a supplier quality campaign of $2.7 million.

Material Handling & Port Solutions: Net sales for the MHPS segment for the fourth quarter of 2011 were $361.0 million. Net sales were driven by machine sales for industrial cranes and mobile harbor cranes due to strong orders during earlier parts of 2011. Service and maintenance sales also contributed, as good capacity utilization at customer plants led to an increased need for services. Germany and the United States were the largest drivers of net sales in the quarter, but Brazil, India and China also demonstrated considerable strength.

Loss from operations was $16.6 million. These results included charges of $22.1 million related to the step-up in the valuation of inventory at the acquisition date of Demag Cranes AG. This was partially offset by higher spare parts, service and maintenance revenue which generate higher margins than new machine sales.

Materials Processing: Net sales for the MP segment for the fourth quarter of 2011 increased $25.0 million, or 17.1%, to $170.8 million versus the fourth quarter of 2010. Mobile equipment sales remained strong in Australia, South Africa and parts of southern Asia and Latin America where mining activity drove increased demand. This was partially offset by softness in crushing equipment in Europe where demand has decreased in certain countries due to difficulties obtaining financing for equipment.

Income from operations in the fourth quarter of 2011 was $14.6 million, or 8.5% of net sales, compared to income from operations of $5.3 million, or 3.6% of net sales, during the fourth quarter of 2010. Operating performance improved due to better absorption in 2011 associated with increased net sales volumes, the year-over-year improvement related to the stabilization of MP's start-up facility in India, as well as proactive price management to keep pricing ahead of commodity increases.

Corporate and Other / Eliminations: Loss from operations of $0.2 million during the fourth quarter of 2011 improved by $28.0 million compared to the prior year period, mainly due to the impact of a higher allocation of expenses to the business segments.

Interest and Other Income (Expense): Interest expense, net of interest income, in the fourth quarter of 2011 increased $1.6 million when compared to the fourth quarter of 2010, primarily driven by increased interest expense associated with the Demag Cranes AG acquisition, partially offset by reduced interest expense due to the retirement of debt during the past year. Other income (expense) declined by approximately $3.1 million from the prior year quarter. The change was primarily driven by increases in foreign exchange losses in the current year period.

Taxes: The effective tax rate for the fourth quarter of 2011 was 59.3% as compared to an effective tax rate of 13.0% for the fourth quarter of 2010. As the Company had a loss from continuing operations before income taxes, the Company received a benefit from income taxes in the fourth quarter of 2011. The tax rate recorded in the fourth quarter of 2011 compared favorably to statutory tax rates mainly due to accrual to return results and resolution of uncertain tax positions partially offset by losses not benefited for income tax.

Capital Structure: The Company's liquidity at December 31, 2011 increased by approximately $66 million compared to September 30, 2011 and totaled $1,270.2 million, which comprised cash balances of $774.1 million and borrowing availability under the Company's revolving credit facilities of approximately $496 million. These amounts include approximately $133 million of cash and approximately $58 million of borrowing availability at Demag Cranes AG that is available solely to support the Demag Cranes AG operations until a Domination and Profit and Loss Transfer Agreement between the companies becomes effective. Upon effectiveness of this agreement, the Company will have the ability to pool cash generated by Demag Cranes AG with other Terex cash so that this cash will be available to fund Terex Group operations, including Demag Cranes AG.

Phil Widman, Terex's Senior Vice President and Chief Financial Officer, commented, “We generated free cash flow in the fourth quarter of 2011 of $168 million, which led to increased liquidity as compared to September 30, 2011. This was below our expectations of $200 to $250 million principally due to higher working capital levels reflecting some order intake softening in the Construction and Cranes segments negatively impacting inventory levels carried over into 2012 and increased demand in AWP which resulted in a higher level of receivables and production.”

Return on Invested Capital (ROIC) was 3.7% for the trailing twelve months ended December 31, 2011, reflecting the relatively low operating income generated during the period and the increase in invested capital for the acquisition of the Demag Cranes AG business. Cash provided by operations in 2011 was approximately $19 million. For the comparable period in 2010, cash used in operations was approximately $610 million. Debt, less cash and cash equivalents, decreased approximately $105 million in the fourth quarter of 2011, compared to the third quarter of 2011, to $1,526.3 million.

Working Capital: Working Capital as a percent of Trailing Three Month Annualized Net Sales was 27.8% at December 31, 2011, as compared to 31.8% at September 30, 2011 and 31.3% at the end of 2010. While falling somewhat short of 2011 working capital expectations on a dollar basis, this percentage of sales was largely in line with our plans. The Company is seeing positive results in the execution of its production planning activities. The Company is targeting its Working Capital as a percent of Trailing Three Month Annualized Net Sales to be approximately 25% at the end of 2012.

Backlog: Backlog for orders deliverable during the next twelve months was approximately $2,144 million at December 31, 2011, an increase of approximately 65% from December 31, 2010 and essentially unchanged from September 30, 2011.

AWP segment backlog increased approximately 107% as compared to December 31, 2010 and increased approximately 15% as compared to September 30, 2011. Continued replacement of aging fleets was the primary driver of the increase versus the prior periods. The developed markets made up the majority of the order strength, particularly in North America and in Australia where the Company has seen a significant increase in orders due to energy infrastructure spending.

Construction segment backlog increased approximately 75% as compared to December 31, 2010, but decreased approximately 12% as compared to September 30, 2011. This increase over the prior year period was primarily due to high demand for compact equipment and material handlers in central Europe and backhoe loaders in Russia. Softening demand for trucks was the primary driver of the sequential decrease.

Cranes segment backlog decreased approximately 7% as compared to December 31, 2010 and decreased approximately 8% as compared to September 30, 2011. Contributing to this decrease was softer order growth in crawler and all terrain cranes, as well as the increased deliveries in the fourth quarter of 2011.

MHPS backlog was approximately $468.5 million at December 31, 2011, an increase of approximately 5% as compared to September 30, 2011. Industrial cranes had a strong order book particularly in the standard and process crane businesses primarily driven by increased customer factory utilization. Port capacity and container traffic continued to be strong and were the primary drivers of demand for mobile harbor cranes.

MP segment backlog increased approximately 3% compared to December 31, 2010, but decreased approximately 13% compared to September 30, 2011. Mining activity continued to drive orders in emerging markets. This was largely offset by softness in orders for mobile crushing products in developed markets as some end customers chose to rent equipment as a result of the macroeconomic uncertainty rather than place new orders. Dealer inventory remains at historically low levels as confidence is yet to return to end markets. Seasonality contributed to the lower sequential backlog.

The Glossary contains further details regarding backlog.

Conference call

The Company will host a conference call to review the financial results on Thursday, February 16, 2012 at 8:30 a.m. ET. Ronald M. DeFeo, Chairman and CEO, will host the call. A simultaneous webcast of this call will be available on the Company's website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company's website under “Audio Archives” in the “Investor Relations” section of the website.

Contact Information:

Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Forward-Looking Statements
This press release contains forward-looking information regarding future events or the Company's future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to successfully integrate acquired businesses, including the recent acquisition of Demag Cranes AG; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; the effects of past operating losses; impairment in the carrying value of goodwill and other indefinite-lived intangible assets; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; impairment in the carrying value of goodwill and other indefinite-lived intangible assets; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations and operate our business; our business is global and subject to changes in exchange rates between currencies, regional economic conditions and trade restrictions; our operations are subject to a number of potential risks, including changing regulatory environments, the foreign corrupt practices act and other similar laws and political instability; possible work stoppages and other labor matters; compliance with changing laws and regulations, particularly environmental and tax laws and regulations; litigation, product liability claims, patent claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

As a result of the final court decree in August 2009 that formalized the settlement of an investigation of Terex by the SEC, for a period of three years, or such earlier time as Terex is able to obtain a waiver from the SEC, Terex cannot rely on the safe harbor provisions regarding forward-looking statements provided by the regulations issued under the Securities Exchange Act of 1934.

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net sales	$1,956.6	$1,326.6	$6,504.6	$4,418.2
Cost of goods sold	(1,653.1)	(1,141.0)	(5,543.4)	(3,815.3)
Gross profit	303.5	185.6	961.2	602.9
Selling, general and administrative expenses	(271.5)	(186.1)	(879.1)	(676.7)
Income (loss) from operations	32.0	(0.5)	82.1	(73.8)
Other income (expense)
Interest income	6.0	3.9	14.3	9.8
Interest expense	(41.7)	(38.0)	(134.9)	(145.4)
Loss on early extinguishment of debt	—	(1.4)	(7.7)	(1.4)
Amortization of debt issuance cost	(3.0)	(2.8)	(8.1)	(7.9)
Other income (expense) - net	(1.9)	1.2	139.7	(19.6)
Income (loss) from continuing operations before income taxes	(8.6)	(37.6)	85.4	(238.3)
(Provision for) benefit from income taxes	5.1	4.9	(51.4)	26.8
Income (loss) from continuing operations	(3.5)	(32.7)	34.0	(211.5)
Income (loss) from discontinued operations - net of tax	—	(8.2)	5.8	(15.3)
Gain (loss) on disposition of discontinued operations- net of tax	1.3	(4.6)	0.8	589.3
Net income (loss)	(2.2)	(45.5)	40.6	362.5
Net (income) loss attributable to noncontrolling interest	(0.5)	0.2	4.8	(4.0)
Net income (loss) attributable to Terex Corporation	$(2.7)	$(45.3)	$45.4	$358.5
Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	(4.0)	$(32.5)	38.8	$(215.5)
Income (loss) from discontinued operations - net of tax	—	(8.2)	5.8	(15.3)
Gain (loss) on disposition of discontinued operations - net of tax	1.3	(4.6)	0.8	589.3
Net income (loss) attributable to Terex Corporation	$(2.7)	$(45.3)	$45.4	$358.5
Basic Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$(0.03)	$(0.30)	$0.35	$(1.98)
Income (loss) from discontinued operations - net of tax	—	(0.08)	0.05	(0.14)
Gain (loss) on disposition of discontinued operations - net of tax	0.01	(0.04)	0.01	5.42
Net income (loss) attributable to Terex Corporation	$(0.02)	$(0.42)	$0.41	$3.30
Diluted Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$(0.03)	$(0.30)	$0.35	$(1.98)
Income (loss) from discontinued operations - net of tax	—	(0.08)	0.05	(0.14)
Gain (loss) on disposition of discontinued operations - net of tax	0.01	(0.04)	0.01	5.42
Net income (loss) attributable to Terex Corporation	$(0.02)	$(0.42)	$0.41	$3.30
Weighted average number of shares outstanding in per share calculation
Basic	109.7	108.9	109.5	108.7
Diluted	109.7	108.9	110.7	108.7

The accompanying notes are an integral part of these condensed consolidated financial statements.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$774.1	$894.2
Investments in marketable securities	3.0	521.4
Trade receivables (net of allowance of $42.5 and $46.8 at December 31, 2011 and 2010, respectively)	1,178.1	782.5
Inventories	1,758.9	1,448.7
Deferred taxes	85.5	23.4
Other current assets	218.5	298.7
Total current assets	4,018.1	3,968.9
Non-current assets
Property, plant and equipment - net	835.5	573.5
Goodwill	1,265.6	492.9
Intangible assets - net	520.0	140.4
Deferred taxes	82.7	90.5
Other assets	353.3	250.2
Total assets	$7,075.2	$5,516.4

Liabilities and Stockholders' Equity
Current liabilities
Notes payable and current portion of long-term debt	$77.0	$346.8
Trade accounts payable	764.6	570.0
Accrued compensation and benefits	222.3	128.5
Accrued warranties and product liability	111.0	86.4
Customer advances	223.2	95.8
Income taxes payable	185.0	186.8
Other current liabilities	314.2	259.9
Total current liabilities	1,897.3	1,674.2
Non-current liabilities
Long-term debt, less current portion	2,223.4	1,339.5
Retirement plans and other	344.6	155.0
Other non-current liabilities	420.9	236.3
Total liabilities	4,886.2	3,405.0
Commitments and contingencies
Stockholders' equity
Common stock, $.01 par value - authorized 300.0 shares; issued 121.9 and 121.2 shares at December 31, 2011 and 2010, respectively	1.2	1.2
Additional paid-in capital	1,271.8	1,264.2
Retained earnings	1,362.1	1,316.7
Accumulated other comprehensive (loss) income	(124.8)	100.4
Less cost of shares of common stock in treasury - 13.1 shares at December 31, 2011 and 2010, respectively	(599.1)	(599.3)
Total Terex Corporation stockholders' equity	1,911.2	2,083.2
Noncontrolling interest	277.8	28.2
Total stockholders' equity	2,189.0	2,111.4
Total liabilities and stockholders' equity	$7,075.2	$5,516.4

The accompanying notes are an integral part of these condensed consolidated financial statements.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Twelve Months Ended December 31,
	2011	2010
Operating Activities of Continuing Operations
Net income	$40.6	$362.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Discontinued operations	(6.6)	(574.0)
Depreciation and amortization	126.6	104.8
Deferred taxes	(3.7)	108.0
Gain on sale of assets	(173.5)	(3.3)
Stock-based compensation expense	23.4	34.9
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(181.2)	(215.1)
Inventories	(26.9)	(194.2)
Trade accounts payable	64.6	36.1
Other, net	155.8	(269.8)
Net cash provided by (used in) operating activities of continuing operations	19.1	(610.1)
Investing Activities of Continuing Operations
Capital expenditures	(79.1)	(55.0)
Acquisitions of business net of cash acquired	(1,035.2)	(12.8)
Investments in and advances to affiliates	—	(19.3)
Proceeds from disposition of discontinued operations	0.5	1,002.0
Investments in derivative securities	(16.1)	(21.1)
Proceeds from sale of assets	539.6	10.0
Other investing activities, net	(2.2)	—
Net cash (used in) provided by investing activities of continuing operations	(592.5)	903.8
Financing Activities of Continuing Operations
Principal repayments of debt	(444.2)	(365.5)
Proceeds from issuance of debt	926.7	73.9
Payment of debt issuance costs	(26.6)	(7.8)
Purchase of noncontrolling interest	(6.3)	(12.9)
Distributions to noncontrolling interest	—	(3.4)
Other financing activities, net	4.6	—
Net cash provided by (used in) financing activities of continuing operations	454.2	(315.7)
Cash Flows From Discontinued Operations
Net cash used in operating activities of discontinued operations	—	(53.1)
Net cash provided by investing activities of discontinued operations	—	0.1
Net cash used in financing activities of discontinued operations	—	—
Net cash used in discontinued operations	—	(53.0)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.9)	(2.0)
Net Decrease in Cash and Cash Equivalents	(120.1)	(77.0)
Cash and Cash Equivalents at Beginning of Period	894.2	971.2
Cash and Cash Equivalents at End of Period	$774.1	$894.2

The accompanying notes are an integral part of these condensed consolidated financial statements.

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Fourth Quarter				Year-to-Date
	2011		2010		2011		2010
		% of Net Sales		% of Net Sales		% of Net Sales		% of Net Sales
Consolidated
Net sales	$1,956.6		$1,326.6		$6,504.6		$4,418.2
Gross profit	303.5	15.5%	185.6	14.0%	961.2	14.8%	602.9	13.6%
SG&A	271.5	13.9%	186.1	14.0%	879.1	13.5%	676.7	15.3%
Income (loss) from operations	$32.0	1.6%	$(0.5)	—%	$82.1	1.3%	$(73.8)	(1.7)%

AWP
Net sales	$437.4		$342.8		$1,750.0		$1,076.3
Gross profit	80.3	18.4%	51.8	15.1%	278.3	15.9%	147.7	13.7%
SG&A	54.1	12.4%	40.8	11.9%	192.0	11.0%	144.9	13.5%
Income from operations	$26.2	6.0%	$11.0	3.2%	$86.3	4.9%	$2.8	0.3%

Construction
Net sales	$409.0		$316.2		$1,505.6		$1,081.2
Gross profit	44.2	10.8%	32.3	10.2%	163.1	10.8%	91.9	8.5%
SG&A	47.0	11.5%	36.6	11.6%	181.5	12.1%	143.9	13.3%
Loss from operations	$(2.8)	(0.7)%	$(4.3)	(1.4)%	$(18.4)	(1.2)%	$(52.0)	(4.8)%

Cranes
Net sales	$593.7		$549.1		$1,999.7		$1,780.6
Gross profit	75.3	12.7%	75.0	13.7%	251.2	12.6%	268.5	15.1%
SG&A	64.5	10.9%	59.3	10.8%	271.0	13.6%	235.0	13.2%
Income (loss) from operations	$10.8	1.8%	$15.7	2.9%	$(19.8)	(1.0)%	$33.5	1.9%

MHPS
Net sales	$361.0		$—	—%	$617.0		$—	—%
Gross profit	64.2	17.8%	—	—%	112.0	18.2%	—	—%
SG&A	80.8	22.4%	—	—%	131.2	21.3%	—	—%
Loss from operations	$(16.6)	(4.6)%	$—	—%	$(19.2)	(3.1)%	$—	—%

MP
Net sales	$170.8		$145.8		$682.8		$533.1
Gross profit	31.6	18.5%	25.4	17.4%	136.7	20.0%	90.7	17.0%
SG&A	17.0	10.0%	20.1	13.8%	76.3	11.2%	66.2	12.4%
Income from operations	$14.6	8.5%	$5.3	3.6%	$60.4	8.8%	$24.5	4.6%

Corporate/Eliminations
Net sales	$(15.3)		$(27.3)		$(50.5)		$(53.0)
Gross profit	7.9	(51.6)%	1.1	(4.0)%	19.9	(39.4)%	4.1	(7.7)%
SG&A	8.1	(52.9)%	29.3	(107.3)%	27.1	(53.7)%	86.7	(163.6)%
Loss from operations	$(0.2)	1.3%	$(28.2)	103.3%	$(7.2)	14.3%	$(82.6)	155.8%

GLOSSARY

In an effort to provide investors with additional information regarding the Company's results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company's financial performance against such budgets and targets.

As changes in foreign currency exchange rates have a non-operating impact on our financial results, we believe excluding the effect of these changes assists in the assessment of our business results between periods. We calculate the translation effect of foreign currency exchange rate changes by translating the current period results at the rates that the comparable prior periods were translated to isolate the foreign exchange component of the fluctuation from the operational component. Similarly, the impact of changes in our results from acquisitions that were not included in comparable prior periods is subtracted from the absolute change in results to allow for better comparability of results between periods.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except per share data and percentages), and are as of or for the period ended December 31, 2011, unless otherwise indicated.

After-tax gains or expense and per share amounts are calculated using pre-tax amounts, applying a tax rate based on normal jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The Company assesses the impact of these items because when providing guidance on earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

Fourth Quarter 2011	Pre-Tax	Tax Rate	After-Tax	EPS*

Acquisition inventory step-up amortization	$(22.1)	30.7%	$(15.3)	$(0.14)
Supplier quality issues	(5.2)	35.8%	(3.3)	(0.03)
Restructuring and related items	(15.6)	**	(12.9)	(0.12)
Total EPS Effect	$(42.9)		$(31.5)	(0.29)

* Based on weighted average diluted shares of 109.7 M
** Based on jurisdictional blend

Fourth Quarter 2010	Pre-Tax	Tax Rate	After-Tax	EPS*

Derivative mark to market	$(4.5)	36%	$(2.9)	$(0.03)
Unusual legal expenses	(4.1)	28%	(3.0)	(0.03)
Debt retirement	(4.0)	36%	(2.6)	(0.02)
Restructuring and related items	(4.6)	**	(3.0)	(0.03)
Provision for foreign duty	1.7	34%	1.1	0.01
Total EPS Effect	$(15.5)		$(10.4)	(0.10)

* Based on weighted average diluted shares of 108.9 M
** Based on jurisdictional blend

Full Year 2011	Pre-Tax	Tax Rate	After-Tax	EPS*

Acquisition related costs (incl. step-up)	$(74.4)	**	$(55.8)	$(0.50)
Supplier quality issues	(5.2)	35.8%	(3.3)	(0.03)
Restructuring and related items	(63.5)	**	(54.3)	(0.49)
Gain on sale of BUCY shares	167.8	35.8%	107.7	0.97
Debt - early extinguishment	(7.7)	35.8%	(4.9)	(0.04)
Other	0.9	**	(1.8)	(0.02)
Total EPS Effect	$17.9		$(12.4)	(0.11)

* Based on weighted average diluted shares of 110.7 M
** Based on jurisdictional blend

Full Year 2010	Pre-Tax	Tax Rate	After-Tax	EPS*

Restructuring and related items	$(30.8)	**	$(20.6)	$(0.19)
Mark to market derivatives related to BUCY	(21.5)	36%	(13.8)	(0.13)
Debt- early extinguishment	(4.0)	36%	(2.6)	(0.02)
Other	3.6	**	2.8	0.03
Tax impacts	—	N/A	(41.2)	(0.38)
Total EPS Effect	$(52.7)		$(75.4)	(0.69)

* Based on weighted average diluted shares of 108.7 M
** Based on jurisdictional blend

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company's customers' demand for product, as well as the ability of the Company to meet that demand. The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Dec 31, 2011	Dec 31, 2010	% change	Sept 30, 2011	% change
Consolidated Backlog	$2,143.5	$1,298.0	65%	$2,144.0	—
AWP	$634.8	$307.0	107%	$550.7	15%
Construction	$243.1	$139.0	75%	$275.9	(12%)
Cranes	$716.3	$773.8	(7%)	$776.6	(8%)
MHPS	$468.5	$—	n/a	$448.1	5%
MP	$80.8	$78.2	3%	$92.7	(13%)

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	Dec 31, 2011	Sept 30, 2011
Trade Accounts Payable	$764.6	$804.6
Adjusted Cost of goods sold for the three months ended	1,653.1	1,736.2^
	x 4	x 4
Annualized cost of goods sold	$6,612.4	$6,944.8

Quotient	0.1156	0.1158
	X 365 days	X 365 days
Days Payable Outstanding	42 days	42 days

^ Demag Cranes' AG Cost of Goods Sold of $208.2M was doubled for these calculations to approximate a three month period.

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	Dec 31, 2011	Sept 30, 2011
Trade Receivables	$1,178.1	$1,202.3
Adjusted Net sales for the three months ended	1,956.6	2,059.6^
	x 4	x 4
Annualized net sales	$7,826.4	$8,238.4

Quotient	0.1505	0.1459
	x 365 days	x 365 days
Days Sales Outstanding	55 days	53 days

^ Demag Cranes' AG Net Sales of $256.0M was doubled for these calculations to approximate a three month period.

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company's financial condition.

Dec 31, 2011
Long term debt, less current portion	$2,223.4
Notes payable and current portion of long-term debt	77.0
Debt	$2,300.4

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex's ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Income (loss) from operations	$32.0	$(0.5)	$82.1	$(73.8)
Depreciation	22.5	22.6	89.5	78.6
Amortization	14.8	7.9	37.1	26.2
Bank fee amortization not included in Income (loss) from operations	(3.0)	(2.8)	(8.1)	(7.9)
EBITDA	$66.3	$27.2	$200.6	$23.1

Free cash flow is defined as income from operations plus depreciation and amortization, proceeds from the sale of fixed assets, inventory step-up amortization, asset impairment, plus or minus changes in working capital, customer advances and rental/demo equipment and less capital expenditures.

Three months ended Dec 31, 2011
Income from operations	$32.0
Asset impairment	7.1
Depreciation and amortization	37.3
Proceeds from sale of fixed assets	2.6
Changes in working capital	94.1
Customer advances	11.0
Rental/demo equipment	(0.5)
Capital expenditures	(15.5)
Free cash flow	$168.1

Income from operations as adjusted

	Three months ended Dec 31,
	2011	2010
Income (loss) from operations as reported	$32.0	$(0.5)
Supplier quality issues	5.2	—
Restructuring and related items	15.6	4.6
Acquisition-related amortization	22.1	—
Unusual legal fees	—	4.1
Other Items	—	(1.7)
Income from operations as adjusted	$74.9	$6.5

Inventory Turns and Days: Inventory Turns is calculated by dividing annualized cost of sales by the inventory balance. Days inventory is calculated by dividing 365 days by the inventory turns result.

Inventory Turns and Days
	Dec 31, 2011	Sept 30, 2011
Inventory	$1,758.9	$1,893.5
Adjusted Cost of goods sold for the three months ended	1,653.1	1,736.2^
	x 4	x 4
Annualized cost of sales	$6,612.4	$6,944.8

	365 days/	365 days/
Inventory turns	3.76 x	3.67 x
Days Inventory	97 days	100 days

^ Demag Cranes' AG Cost of Goods Sold of $208.2M was doubled for these calculations to approximate a three month period.

Operating Margin is defined as the ratio of Income (Loss) from Operations to Net Sales.

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”) (as defined below) for each of the previous four quarters by the average of the sum of Total stockholders' equity plus Debt (as defined above) less Cash and cash equivalents for the previous five quarters. NOPAT, which is a non-GAAP measure, for each quarter is calculated by multiplying Income (loss) from continuing and discontinued operations by a figure equal to one minus the effective tax rate of the Company. The Company believes that earnings from discontinued operations, as well as the net assets that comprise those operations' invested capital, should be included in this calculation because it captures the financial returns on its capital allocation decisions for the measured periods. Furthermore, the Company believes that returns on capital deployed in Terex Financial Services (“TFS”) do not represent management of the Company's primary operations and, therefore, TFS finance receivable assets and results of operations have been excluded from the calculation below. Additionally, the Company does not believe that the deferred gain on marketable securities and specifically the shares of Bucyrus (“BUCY shares”), held from the sale of our Mining business, is reflective of its ongoing operations and has been excluded from the calculation below. The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) before income taxes for the respective quarter. The Company calculates ROIC using the last four quarters' NOPAT as this represents the most recent twelve-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters' ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance and in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement. ROIC measures return on the amount of capital invested in the Company's primary businesses, excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders' equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company's performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders' equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Dec '11	Sept '11	Jun '11	Mar '11	Dec '10
Provision for (benefit from) income taxes as adjusted	$(5.1)	$7.0	$2.5	$(18.8)
Divided by: Loss before income taxes as adjusted	(8.6)	(8.9)	(23.6)	(41.4)
Effective tax rate as adjusted	59.3%	(78.7)%	(10.6)%	45.4%

Income (loss) income from operations as adjusted	$31.6	$53.1	$7.1	$(8.2)
Multiplied by: 1 minus Effective tax rate as adjusted	40.7%	178.7%	110.6%	54.6%
Adjusted net operating income (loss) after tax	$12.9	$94.9	$7.9	$(4.5)

Debt (as defined above)	$2,300.4	$2,316.6	$1,426.5	$1,417.1	$1,686.3
Less: Cash and cash equivalents	(774.1)	(684.9)	(702.0)	(723.7)	(894.2)
Debt less Cash and cash equivalents	$1,526.3	$1,631.7	$724.5	$693.4	$792.1

Total Terex Corporation stockholders' equity as adjusted	$1,786.3	$1,854.4	$1,999.3	$1,998.6	$1,907.2

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' equity as adjusted	$3,312.6	$3,486.1	$2,723.8	$2,692.0	$2,699.3

December 31, 2011 ROIC	3.7%
Adjusted net operating income (loss) after tax (last 4 quarters)	$111.1
Average Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' equity as adjusted (5 quarters)	$2,982.8

Reconciliation of Loss before income taxes:	Three months ended 12/31/11	Three months ended 9/30/11	Three months ended 6/30/11	Three months ended 3/31/11
Income (loss) from continuing operations before income taxes	$(8.6)	$67.3	$16.5	$10.2
Less: Gain realized on sale of BUCY shares	—	(76.2)	(40.0)	(51.6)
Loss from discontinued operations before income taxes	—	—	(0.1)	—
Loss before income taxes as adjusted	$(8.6)	$(8.9)	$(23.6)	$(41.4)

Reconciliation of income (loss) from operations:
Income (loss) from operations as reported	$32.0	$52.6	$6.8	$(9.3)
Income (loss) from operations for TFS	(0.4)	0.5	0.4	1.1
Loss from operations for discontinued operations	—	—	(0.1)	—
Income (loss) from operations as adjusted	$31.6	$53.1	$7.1	$(8.2)

Reconciliation of Provision for (Benefit from) income taxes:
Provision for (benefit from) income taxes as reported	$(5.1)	$34.2	$16.3	$6.0
Provision for income taxes on realized gain for sale of BUCY shares	—	(27.2)	(14.3)	(18.4)
Provision for (benefit from) income taxes for discontinued operations	—	—	0.5	(6.4)
Provision for (benefit from) income taxes as adjusted	$(5.1)	$7.0	$2.5	$(18.8)

Reconciliation of Terex Corporation stockholders' equity:	As of 12/31/11	As of 9/30/11	As of 6/30/11	As of 3/31/11	As of 12/31/10
Terex Corporation stockholders' equity as reported	$1,911.3	$1,991.7	$2,178.2	$2,157.9	$2,083.2
TFS assets	(124.6)	(138.0)	(127.5)	(85.4)	(76.2)
Deferred (gain) loss on marketable securities	(0.3)	0.7	(51.4)	(73.9)	(99.8)
Terex Corporation stockholders' equity as adjusted	$1,786.3	$1,854.4	$1,999.3	$1,998.6	$1,907.2

Total Capitalization is a measure that aids in the evaluation of the Company's balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company's valuation, liquidity and overall health. Total capitalization as of December 31, 2011 is defined as the sum of:

·	Total Terex Corporation stockholders' equity; and

·	Debt (as defined above);

·	Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$1,911.2
Debt (as defined above)	2,300.4
Less: Cash and cash equivalents	(774.1)
Total Capitalization	$3,437.5

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

	Terex	Demag Cranes AG	Ex Demag Cranes AG
Fourth Quarter Net Sales	$1,956.6	$361.0	$1,595.6
x	4		4
Trailing Three Month Annualized Net Sales	$7,826.4		$6,382.4

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of December 31, 2011, working capital was:

	Terex	Demag Cranes AG	Ex Demag Cranes AG
Inventories	$1,758.9	$298.5	$1,460.4
Trade Receivables	1,178.1	244.7	933.4
Less: Trade Accounts Payable	(764.6)	(127.7)	(636.9)
Total Working Capital	$2,172.4	$415.5	$1,756.9